DISCLOSURE STATEMENT (AMENDED) EXHIBIT "2"

              Valuation By Bear Stearns & Co., Inc. Concerning
                 Estimated Value of the Debtor's and Its
                    Subsidiaries' Operating Businesses

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                                   VALUATION

      The Trustee has been advised by Bear, Stearns & Co. Inc. ("Bear Stearns") with respect to the value of the Debtor's constituent businesses: Bonneville Pacific Services Corporation ("BPSC"), Bonneville Fuels Corp. ("BFC"), a 50% interest in Nevada Cogeneration Associates # 1 ("NCA # 1") and the Kyocera cogeneration project ("Kyocera") in San Diego, California (collectively, the "Businesses"). The range of values (which includes the present value of certain estimated future tax benefits) was estimated (as of January 1, 1998) by Bear Stearns as set forth below:

($ in millions)
As of 1/1/98


                                                     VALUE RANGE
                     Segment                       Low         High
        ====================================== =========== ===========
        50% Interest in NCA # 1                   $37.0       $42.0
        BFC                                        16.0        20.0
        BPSC                                        5.5         6.0
        Kyocera                                     1.4         1.7
        Corporate Overhead                         (7.8)       (6.4)
        ====================================== =========== ===========
              Enterprise Value                    $52.3       $63.3
        NOL                                         3.0         3.0
        ====================================== =========== ===========
              Adjusted Enterprise Value           $55.1      $66.3


The foregoing valuation reflects a number of assumptions and other factors, including, among other things, the forecasts reflected in the projections provided to Bear Stearns by the Debtor's management (the "Projections") and the availability of certain net operating loss tax carry forwards. In addition, Bear Stearns assumed that: (i) the Debtor continues to own a 50% partnership interest in NCA # 1 and that all existing NCA # 1 contractual relationships remain in place; (ii) BFC operates in a "blowdown" mode in which it runs off its existing reserves and engages in no significant new exploration or development activities; (iii) BPSC continues to provide operations and maintenance services to the Garnet Valley and Black Mountain projects in accordance with the terms of the existing Operations & Maintenance Agreements (with a 50% reduction in the operating fees thereunder after year ten); and (iv) Kyocera continues to operate under the terms of the existing energy supply agreement with Kyocera America, Inc., as amended. Bear Stearns also considered, among other things, developments relating to the settlement of curtailment issues between NCA # 1 and Nevada Power Company and recent acquisitions by BPSC.




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      In  preparing a range of  estimated  values,  Bear  Stearns:  (a) received certain historical financial information regarding the Businesses, (b) received certain internal financial and operating data of the Businesses, including the Projections, (c) met with certain members of senior management of the Debtor to
discuss  the  Businesses'  operations  and  prospects,   (d)  reviewed  publicly
available financial data and considered the market values of public companies that Bear Stearns deemed generally comparable to the Businesses, (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Bear Stearns deemed generally comparable to certain of the Businesses, (g) visited certain facilities owned by the Businesses and (h) reviewed certain analyses prepared by other firms retained by the Debtor and conducted such other analyses as Bear Stearns deemed appropriate. Although Bear Stearns conducted a review and analysis of the Businesses' operating assets and liabilities, and business plans, Bear Stearns assumed and relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtor and by other firms retained by the Debtor and (ii) publicly available information. In addition, Bear Stearns did not independently verify the assumptions underlying the Projections in connection with such valuation, and no independent evaluations or appraisals of the assets of the Businesses were sought or were obtained in connection with such valuation, and no independent evaluations or appraisals of the assets of the Businesses were sought or were obtained in connection therewith. In valuing the net operating loss carry forwards estimated to be generated by payments to certain stakeholders in connection with the Debtor's reorganization (the "NOL"), Bear Stearns assumed (as per advice of the Trustee's tax counsel) and (i) pending resolution of certain factual and legal questions, approximately $1 million of NOL will be available for utilization each year and (ii) the useful life of the NOL is twenty years.

      Estimates of value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of value prepared by Bear Stearns assumes that the Debtor continues as the owner and operator of the Businesses and their assets. Such estimates were developed solely for purpose of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated value of the Businesses through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of the range of values set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Trustee, the Debtor, Bear Stearns, nor any other person assumes responsibility for their accuracy. Depending on the results of the Businesses' operations or changes in the financial markets, the range of values for the Businesses as of the Confirmation Date may differ from that disclosed herein.

      In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities-holding of prepetition creditors, some of whom may prefer


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to liquidate  their  investment  rather than hold it on a long-term  basis,  and other factors that generally influence the prices of securities. Actual market prices of such securities may also be affected by the Debtor's history in Chapter 11 or by other factors not possible to predict. Accordingly, the foregoing estimated range of values does not necessarily reflect and should not be constructed as reflecting, values that will be attained in the public or private markets. The estimated range of value does not purport to be an estimate of the post-reorganization market trading value of securities issued pursuant to the Plan. Such trading value may be materially different from the value ranges disclosed herein. Indeed, there can be no assurance that a trading market will develop for any of the securities issued pursuant to the Plan.